Exhibit 4.2

PATRIOT COAL CORPORATION
the Guarantors party hereto
and
Wilmington Trust Company, Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of May 5, 2010

     THIS SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of May 5, 2010 among PATRIOT COAL CORPORATION, a corporation organized under the laws of the State of Delaware (the “Issuer”), the undersigned Guarantors party hereto and Wilmington Trust Company (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer and the Trustee entered into the Indenture, dated as of May 5, 2010 (the “Indenture”), relating to the Issuer’s Securities (the “Securities”).
     WHEREAS, the Issuer may agree to cause the undersigned Guarantors party hereto to provide Security Guaranties of Securities of one or more series.
     WHEREAS, this Supplemental Indenture is intended to amend the Indenture with respect to one or more series of Securities, if and only if, the Officers’ Certificate or supplemental indenture establishing or amending such series of Securities specifically invokes this Supplemental Indenture.
     WHEREAS, this Supplemental Indenture is permitted pursuant to Section 7.01(d) of the Indenture.
     WHEREAS, the Board of Directors of the Issuer, and the governing body of each Guarantor, has duly authorized the execution and delivery by the Issuer and the Guarantors of this Supplemental Indenture.
     WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.
     NOW, THEREFORE:
     In consideration of the premises and the purchases of the Securities by the Holders thereof, the Issuer, the undersigned Guarantors party hereto and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders, hereby join in the execution and delivery of this Supplemental Indenture in order to supplement the Indenture as follows:
ARTICLE 1
Amendments
     Section 1.01. Article 1(Definitions) of the Indenture is hereby amended to add the following definitions in Section 1.01 (Certain Terms Defined) in alphabetical order:

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means each subsidiary of the Issuer that executes a supplemental indenture to the Indenture providing for the guaranty of the payment of the Securities, unless and until such Guarantor is released from its Security Guaranty pursuant to the Indenture.
     “Security Guaranty” means the guaranty of the Securities by a Guarantor pursuant to the Indenture.
     Section 1.02. Paragraph (b) of the definition of “Outstanding” from Article 1 (Definitions) of the Indenture is hereby amended in its entirety to read as follows:
     “(b) Securities, or portions thereof, for the payment or redemption of which moneys in the necessary amount shall have been deposited in trust with the Trustee or with any paying agent (other than the Issuer or a Guarantor) or shall have been set aside, segregated and held in trust by the Issuer or a Guarantor for the Holders of such Securities (if the Issuer or such Guarantor shall act as its own paying agent), provided that if such Securities, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided, or provision satisfactory to the Trustee shall have been made for giving such notice; and”
     Section 1.03. Section 2.03 (Amount Unlimited; Issuable in Series) of the Indenture is hereby amended by (i) deleting “and” at the end of clause (n) thereof, (ii) replacing the “.” at the end of clause (o) thereof with “; and” and (iii) by adding the following additional clause (p) immediately after clause (o):
     “(p) whether the First Supplemental Indenture is invoked with respect to Securities of the series.”

     Section 1.04. The second paragraph of Section 2.12 (Global Securities) of the Indenture is hereby amended in its entirety to read as follows:
     “The Trustee shall deliver and redeliver any Security in permanent global form in the manner and upon instructions given by the Person specified therein. The Issuer, any Guarantor, the Trustee and any agent of the Issuer, any Guarantor and the Trustee shall treat as the Holder, the Holder of such Global Security in registered form.”
     Section 1.05. The third paragraph of Section 3.04 (Paying Agents) of the Indenture is hereby amended in its entirety to read as follows:
     “If the Issuer or any Guarantor shall act as its own paying agent with respect to the Securities of any Series, it will, on or before each due date of the principal of or interest on the Securities of such series, set aside, segregate and hold in trust for the benefit of the Holders of the Securities of such series a sum sufficient to pay such principal or interest so becoming due. The Issuer or any such Guarantor will promptly notify the Trustee of any failure to take such action.”
     Section 1.06. Section 4.05 (Restoration of Rights on Abandonment of Proceedings) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 4.05. Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or such Holder, then and in every such case the Issuer, the Guarantors, the Trustee and such Holder shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Issuer, the Guarantors, the Trustee and the Securityholders shall continue as though no such proceedings had been taken.”
     Section 1.07. Paragraph (b) of Section 5.02 (Certain Rights of the Trustee) of the Indenture is hereby amended in its entirety to read as follows:
     “(b) any request, direction, order or demand of the Issuer or any Guarantor mentioned herein shall be sufficiently evidenced by an Officers’ Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a copy thereof certified by the secretary or an assistant secretary of the Issuer or such Guarantor, as the case may be;”
     Section 1.08. Section 7.01 (Supplemental Indentures Without Consent of Securityholders) of the Indenture is hereby amended by adding the following to the end of clause 7.01(d) immediately before the “;”:

     “or to provide for the release, termination or discharge of any Guarantee of the Securities of one or more series when such release, termination or discharge is permitted by the Indenture”
     Section 1.09. The second paragraph of Section 7.01 (Supplemental Indentures Without Consent of Securityholders) of the Indenture is hereby amended in its entirety to read as follows:
     “The Trustee is hereby authorized to join with the Issuer and any Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.”
     Section 1.10. The first paragraph of Section 7.02 (Supplemental Indentures With Consent of Securityholders) of the Indenture is hereby amended in its entirety to read as follows:
     “With the consent (evidenced as provided in Article 6) of the Holders of not less than a majority of the aggregate principal amount of the Securities at the time Outstanding of a series affected by such supplemental indenture, the Issuer, when authorized by a resolution of its Board of Directors, the Guarantors, if applicable, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of such series; provided, that no such supplemental indenture shall 1) extend the final maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or alter or waive any amount payable on redemption thereof or alter or waive the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 4.01 or the amount thereof provable in bankruptcy pursuant to Section 4.02, or change the currency in which principal or interest is paid, or impair or affect the right of any Securityholder to institute suit for the payment thereof or, if the Securities provide therefor, any right of repayment at the option of the Securityholder without the consent of the Holder of each Security of such series so affected, or waive a payment default with respect to the Securities or any guarantee, or adversely affect the ranking of the Securities of any series, or release any guarantor from any of its obligations under its guarantee or the Indenture, except in compliance with the terms of the Indenture, or 2) reduce the aforesaid percentage of Securities of such series, the consent of the Holders of which is required for any amendment, supplemental indenture, or waiver or consent to take any action without the consent of the Holders of each Security of such series so affected.
     Section 1.11. Section 7.03 (Effect of Supplemental Indenture) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 7.03. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Issuer, the Guarantors and the Holders of Securities of each series affected thereby shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.”
     Section 1.12. Section 9.01 (Satisfaction and Discharge of Indenture) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 9.01. Satisfaction and Discharge of Indenture. If at any time (a) the Issuer shall have delivered to the Trustee for cancellation all securities of any series theretofore authenticated (other than any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09) or (b) (i) all the securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year and the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, at the Issuer’s expense, and (ii) the Issuer shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds sufficient funds to pay and discharge the entire Indebtedness on such series of Securities to pay principal and interest (other than moneys repaid by the Trustee or any paying agent to the Issuer in accordance with Section 9.04) at maturity or upon redemption all Securities of such series (other than any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09) not theretofore delivered to the Trustee for cancellation, including principal and interest due or to become due on or prior to such date of maturity as the case may be, and if, in any such case, the Issuer shall also pay or cause to be paid all other sums payable hereunder by the Issuer with respect to Securities of such series, then this Indenture shall cease to be of further effect with respect to Securities of such series (including any Security Guaranties with respect to Securities of such series), and the Trustee, on demand of the

Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer, shall execute proper instruments stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, that the rights of Holders of the Securities to receive amounts in respect of principal of and interest on the Securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Securities are listed. The Issuer agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Securities of such series.”
     Section 1.13. Section 10.01 (Incorporators, Stockholders, Officers and Directors of Issuer Exempt from Individual Liability) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 10.01. Incorporators, Stockholders, Officers and Directors of Issuer Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in this Indenture, or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of the Issuer, any Guarantor or of any successor, either directly or through the Issuer, any Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders thereof and as part of the consideration for the issue of the Securities.”
     Section 1.14. Section 10.03 (Successors and Assigns of Issuer and Guarantors Bound by Indenture) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 10.03. Successors and Assigns of Issuer and Guarantors Bound by Indenture. All the covenants, stipulations, promises and agreements in this Indenture contained by or on behalf of the Issuer or the Guarantors shall bind their successors and assigns, whether so expressed or not.”
     Section 1.15. Section 10.04 (Notices and Demands on Issuer, Trustee and Securityholders) of the Indenture is hereby amended in its entirety to read as follows:
     “Section 10.04. Notices and Demands on Issuer, Guarantors, Trustee and Securityholders. Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on the Issuer or any Guarantor may be given or served by being deposited postage prepaid, first-class mail (except as otherwise specifically provided herein) addressed (until another address of the Issuer is filed by the Issuer with the Trustee) to Patriot Coal Corporation 12312 Olive Boulevard, St. Louis, Missouri 63141. Any notice, direction, request or demand by the Issuer, any Guarantor or any Securityholder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if in writing and given or made at the Corporate Trust Office.”
     Section 1.16. The first sentence of Section 12.02 (Defeasances and Discharge) of the Indenture is hereby amended in its entirety to read as follows:
     “Upon the Issuer’s exercise of the option set forth in Section 12.01 applicable to this Section, and after the expiration of the 91-day (or other) period referred to in clause (4) of Section 12.04, the Issuer shall be deemed to have been discharged from its obligations with respect to the Outstanding Securities of such series, and each Guarantor shall be deemed to have been discharged from its obligations under its Security Guaranty with respect to the Outstanding Securities of such series, on the date the conditions set forth below are satisfied (hereinafter, “defeasance”).”
     Section 1.17. The first sentence of Section 12.03 (Covenant Defeasance) of the Indenture is hereby amended in its entirety to read as follows:
     “Upon the Issuer’s exercise of the option set forth in Section 12.01 applicable to this Section, and after the expiration of the 91-day (or other) period referred to in clause (4) of Section 12.04, the Issuer shall be released from its obligations under Sections 3.05, 4.01(e), 4.01(f), 4.01(g) (if Section 4.01(g) is specified as applicable to the Securities of such series) and 8.01, with respect to the Outstanding Securities of any series, and each Guarantor shall be deemed to have been released from its obligations under its Security Guaranty with respect to the Outstanding Securities of any series, on and after the date the conditions set forth below are satisfied with respect to such series (hereinafter, “covenant defeasance”).”
ARTICLE 2
Guaranties
     Each Guarantor by its execution of this Supplemental Indenture agrees to be a Guarantor under the Indenture and agrees as follows:
     Section 2.01. The Guaranties. Subject to the provisions of this Article, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon any redemption, by declaration or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture or under any Paying Agency Agreement. Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.
     Section 2.02 . Guaranty Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:
     (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or any Security, by operation of law or otherwise;
     (2) subject to Section 2.09 hereof, any modification or amendment of or supplement to the Indenture or any Security;
     (3) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or any Security;
     (4) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;
     (5) any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Security or any other amount payable by the Issuer under the Indenture; or
     (6) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.
     Section 2.03 . Discharge; Reinstatement. Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Securities and all other amounts payable by the Issuer under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Security or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.
     Section 2.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.
     Section 2.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Securities remains unpaid.
     Section 2.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.
     Section 2.07. Limitation on Amount of Guaranty. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Security Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Security Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.
     Section 2.08. Execution and Delivery of Guaranty. The execution by each Guarantor of this Supplemental Indenture evidences the Security Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Security. The delivery of any Security by the Trustee after authentication constitutes due delivery of the Security Guaranty set forth in this Supplemental Indenture on behalf of each Guarantor.

     Section 2.09. Release of Guaranty. The Security Guaranty of a Guarantor will terminate upon:
     (1) the conditions set forth in the Officers’ Certificate or the supplemental indenture invoking this Supplemental Indenture with respect to one or more series of Securities, or
     (2) defeasance or discharge of the Securities, as provided in Section 9.01 or Article 12 of the Indenture.
     Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Security Guaranty.
ARTICLE 3
Miscellaneous
     Section 3.01. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
     Section 3.02. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 3.03. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
     Section 3.04. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together with respect to one or more series of Securities, if and only if, the Officers’ Certificate or supplemental indenture establishing such series specifically invokes this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PATRIOT COAL CORPORATION
By:	/s/ Richard M. Whiting
	Name:	Richard M. Whiting
	Title:	Chief Executive Officer

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller Jr.
	Name:	Michael G. Oller Jr.
	Title:	Assistant Vice President
GUARANTORS:

AFFINITY MINING COMPANY	KANAWHA RIVER VENTURES II, LLC
APOGEE COAL COMPANY, LLC	KANAWHA RIVER VENTURES III, LLC
APPALACHIA MINE SERVICES, LLC	KE VENTURES, LLC
BEAVER DAM COAL COMPANY, LLC	LITTLE CREEK LLC
BIG EAGLE LLC	LOGAN FORK COAL COMPANY
BIG EAGLE RAIL, LLC	MAGNUM COAL COMPANY LLC
BLACK STALLION COAL COMPANY, LLC	MAGNUM COAL SALES LLC
BLACK WALNUT COAL COMPANY	MARTINKA COAL COMPANY, LLC
BLUEGRASS MINE SERVICES, LLC	MIDLAND TRAIL ENERGY LLC
BROOK TROUT COAL, LLC	MIDWEST COAL RESOURCES II, LLC
CATENARY COAL COMPANY, LLC	MOUNTAIN VIEW COAL COMPANY, LLC
CENTRAL STATES COAL RESERVES OF KENTUCKY, LLC	NEW TROUT COAL HOLDINGS II, LLC
CHARLES COAL COMPANY, LLC	NORTH PAGE COAL CORP.
CLEATON COAL COMPANY	OHIO COUNTY COAL COMPANY, LLC
COAL CLEAN LLC	PANTHER LLC
COAL PROPERTIES, LLC	PATRIOT COAL COMPANY, L.P.
COAL RESERVE HOLDING LIMITED LIABILITY COMPANY NO. 2	PATRIOT COAL SALES LLC
COLONY BAY COAL COMPANY	PATRIOT LEASING COMPANY LLC
COOK MOUNTAIN COAL COMPANY, LLC	PATRIOT MIDWEST HOLDINGS, LLC
COYOTE COAL COMPANY LLC	PATRIOT TRADING LLC
DAKOTA LLC	PATRIOT VENTURES LLC
DAY LLC	PINE RIDGE COAL COMPANY, LLC
DIXON MINING COMPANY, LLC	POND CREEK LAND RESOURCES, LLC
DODGE HILL HOLDING JV, LLC	POND FORK PROCESSING LLC
DODGE HILL MINING COMPANY, LLC	REMINGTON HOLDINGS LLC
DODGE HILL OF KENTUCKY, LLC	REMINGTON II LLC

EASTERN ASSOCIATED COAL, LLC	REMINGTON LLC
EASTERN COAL COMPANY, LLC	RIVERS EDGE MINING, INC.
EASTERN ROYALTY, LLC	ROBIN LAND COMPANY, LLC
GRAND EAGLE MINING, INC.	SENTRY MINING, LLC
HCR HOLDINGS, LLC	SNOWBERRY LAND COMPANY
HERITAGE COAL COMPANY LLC	SPEED MINING LLC
HIGHLAND MINING COMPANY, LLC	STERLING SMOKELESS COAL COMPANY, LLC
HIGHWALL MINING LLC	TC SALES COMPANY, LLC
HILLSIDE MINING COMPANY	THE PRESIDENTS ENERGY COMPANY LLC
HOBET MINING, LLC	THUNDERHILL COAL LLC
INDIAN HILL COMPANY	TROUT COAL HOLDINGS, LLC
INFINITY COAL SALES, LLC	UNION COUNTY COAL CO., LLC
INTERIOR HOLDINGS, LLC	VIPER LLC
IO COAL LLC	WEATHERBY PROCESSING LLC
JARRELL’S BRANCH COAL COMPANY	WILDCAT, LLC
JUPITER HOLDINGS LLC	WINCHESTER LLC
KANAWHA EAGLE COAL, LLC	WINIFREDE DOCK LIMITED LIABILITY COMPANY
KANAWHA RIVER VENTURES I, LLC	YANKEETOWN DOCK, LLC

By:	/s/ Robert L. Mead
Name:	Robert L. Mead
Title:	Vice President and Treasurer